UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2019

Emmaus Life Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35527	87-0419387
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21250 Hawthorne Boulevard, Suite 800, Torrance, CA	90503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 214-0065

(Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On December 23, 2019, Emmaus Life Sciences, Inc. (“we,” “us,” “our,” “Emmaus” or the “Company”) and Telcon RF Pharmaceutical, Inc. (“Telcon”) entered into an agreement (the “Amendment Agreement”) to amend certain provisions of the API Supply Agreement dated as of June 16, 2017 (the “API Agreement”) between Emmaus and Telcon.

Pursuant to the API Agreement, 6,643,559 Telcon shares (KOSDAQ: 200230) held by us were pledged to secure our obligations thereunder to purchase annually from Telcon at least $5 million of L-glutamine oral powder, the active pharmaceutical ingredient in Endari, our FDA-approved treatment to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older. Pursuant to the Amendment Agreement, Telcon agrees to release the Telcon shares from the pledge and to permit us to sell the shares in exchange for our agreement that a portion of the net sale proceeds will be used to purchase at face value a 10-year convertible bond of Telcon in the principal amount of KRW 36 billion, or approximately US$31.0 million, to be pledged to Telcon pursuant to the API Agreement, as amended by the Amendment Agreement, in substitution of the prior pledge of the Telcon shares. Upon our purchase of the convertible bond, the balance of the net proceeds from the sale of the Telcon shares will be released to us, free and clear of any pledge, encumbrance or restriction.

The convertible bond is to bear simple interest at the rate of 2.1% per year, payable upon maturity of the bond, and is to be convertible at our option into Telcon shares at a conversion price based upon the market price of Telcon shares at the time of conversion. To the extent we purchase at least the minimum product each year under the API Agreement, Telcon will prepay a portion of the principal amount of the convertible bond equal to the gross profit realized by Telcon from such purchases. Pursuant to the Amendment Agreement, we granted Telcon or its designee a call option to purchase 50% principal amount of the convertible bond at face value.

As of December 23, 2019, our Telcon shares had a market value of approximately KRW 51.753 billion, or approximately US$44.511 million, based upon the closing price of Telcon shares on that date as reported on the Korean Securities Dealers Automated Quotations (KOSDAQ). We intend to sell the Telcon shares from time to time, in privately negotiated transactions or market transactions at prevailing prices, and there can be no assurance as to when or at what prices we will be able to sell the shares or the amount of net sale proceeds that we may eventually realize. Until we purchase the convertible bond of Telcon, our Telcon shares and the net proceeds from sales of the Telcon shares will be held in a brokerage account established for this purpose in which Telcon has a security interest to secure our obligations under the API Agreement. The security interest will be released upon our purchase of the convertible bond.

Except as described above, the terms and provisions of the API Agreement will remain in full force and effect.

The foregoing is a summary only of the material terms and provisions of the Amendment Agreement and is qualified by reference to the text of the Amendment Agreement and the terms and provisions of the Telcon convertible bond when issued. Copies of the Amendment Agreement and of the convertible bond will be filed as exhibits to our Annual Report on Form 10-K for the year ending December 31, 2019 to be filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2019	Emmaus Life Sciences, Inc.

	By:	/s/ JOSEPH C. SHERWOOD III
Name: Joseph C. Sherwood III
Title: Chief Financial Officer

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